Exhibit 99.1

Civista Bancshares, Inc. Announces Fourth Quarter and Year-to-date 2021 Financial Results

Sandusky, Ohio, February 4, 2022 /PRNewswire/– Civista Bancshares, Inc. (NASDAQ:CIVB) (“Civista”) announced its unaudited financial results for the three and twelve months ending December 31, 2021.

Fourth quarter and year-to-date 2021 highlights:

•	Net income of $11.0 million, or $0.73 per diluted share, for the fourth quarter of 2021, compared to $10.2 million, or $0.64 per diluted share, for the fourth quarter of 2020.

•	Net income of $40.5 million, or $2.63 per diluted share, compared to $32.2 million, or $2.00 per diluted share, for the twelve months ended December 31, 2021 and 2020, respectively.

•	COVID–19 loan deferrals decreased to 0.26% of total loans at period end, compared to 3.6% at December 31, 2020 and 21.3% at June 30, 2020.

•	Based on the December 31, 2021 market close of $24.40, the $0.14 fourth quarter dividend is equivalent to an annualized yield of 2.30% and a dividend payout ratio of 21.30%.

•	In the fourth quarter, we began the redeployment of $100.0 million excess liquidity into investment securities, yielding 2.01%.

•	In November we completed a private placement of $75 million in aggregate principal amount of its 3.25% Fixed-to-Floating Rate Subordinated Notes due 2031.

•	In January we announced the signing of a definitive merger agreement pursuant to which Civista will acquire Comunibanc Corp., the parent company of The Henry County Bank.

“We turned in another solid Civista quarter highlighted by solid loan growth and reduced operating expenses. Although Civista remains well capitalized, we did successfully raise $75 million in subordinated debt. This money will allow us to continue to accelerate our growth plans, both organically and through acquisition” said Dennis G. Shaffer, CEO and President of Civista.

Mr. Shaffer continued, “Shortly after the beginning of the new year, we did announce that Civista had entered into a definitive agreement to acquire Comunibanc, Corp., the parent company of The Henry County Bank headquartered in Napoleon Ohio. This gives us a presence in Northwest Ohio, and we look forward to welcoming their employees and customers to the Civista family”.

Results of Operations:

For the three-month period ended December 31, 2021, and 2020

Net interest income decreased $208 thousand, or 0.9%, for the fourth quarter of 2021 compared to the same period of 2020, due to a decrease in interest income partially offset by a decrease in interest expense. Accretion of PPP fees was $1.6 million during the quarter for the fourth quarter 2021 compared to $2.3 million for the same period in 2020.

Net interest margin decreased 49 basis points to 3.42% for the fourth quarter of 2021, compared to 3.69% for the same period a year ago.

The decrease in interest income was due to a $726 thousand decrease in PPP fees of $407 thousand decrease in accretion income related to loan portfolios acquired through acquisitions and a decrease in the average rate earned on assets of 40 basis points. Average earning assets increased $169.5 million, partially offsetting these decreases.

Interest expense decreased $779 thousand, or 35.6%, for the fourth quarter of 2021, compared to the same period last year. The average rate paid on interest-bearing liabilities decreased 18 basis points, while average interest-bearing liabilities increased $37.3 million.

Average Balance Analysis

(Unaudited - Dollars in thousands)

	Three Months Ended December 31,
	2021			2020
Assets:	Average balance	Interest	Yield/ rate*	Average balance	Interest	Yield/ rate*
Interest-earning assets:
Loans**	$1,973,989	$21,430	4.31%	$2,072,477	$22,853	4.39%
Taxable securities	285,734	1,545	2.17%	178,194	1,259	2.93%
Non-taxable securities	236,324	1,651	3.76%	207,985	1,534	4.06%
Interest-bearing deposits in other banks	277,451	108	0.15%	145,305	75	0.21%

Total interest-earning assets	$2,773,498	24,734	3.63%	$2,603,961	25,721	4.03%

Noninterest-earning assets:
Cash and due from financial institutions	28,401			29,502
Premises and equipment, net	22,734			22,832
Accrued interest receivable	7,609			9,976
Intangible assets	84,541			84,919
Bank owned life insurance	46,807			45,816
Other assets	33,315			35,044
Less allowance for loan losses	(26,595)			(23,614)

Total Assets	$2,970,310			$2,808,436

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Demand and savings	$1,368,640	$240	0.07%	$1,169,152	$380	0.13%
Time	250,920	569	0.90%	289,815	1,083	1.49%
FHLB	75,000	195	1.03%	125,000	452	1.44%
Federal funds purchased	543	1	0.73%	—	—	0.00%
Other borrowings	—	—	0.00%	95,820	80	0.33%
Subordinated debentures	54,961	402	2.90%	29,427	188	2.54%
Repurchase agreements	24,590	4	0.60%	28,110	7	0.10%

Total interest-bearing liabilities	$1,774,654	1,411	0.32%	$1,737,324	2,190	0.50%

Noninterest-bearing deposits	811,053			685,898
Other liabilities	35,632			41,879
Shareholders’ equity	348,971			343,335

Total Liabilities and Shareholders’ Equity	$2,970,310			$2,808,436

Net interest income and interest rate spread		$23,323	3.31%		$23,531	3.53%
Net interest margin			3.42%			3.69%

*

- Average yields are presented on a tax equivalent basis. The tax equivalent effect associated with loans and investments, included in the yields above, was $440 thousand and $411 thousand for the periods ended December 31, 2021 and 2020, respectively.

**	- Average balance includes nonaccrual loans

For the twelve-month period ended December 31, 2021, and 2020

Net interest income increased $5.7 million, or 6.4%, compared to the same period in 2020.

Interest income increased $1.9 million, or 1.9%, for the twelve months of 2021. Average earning assets increased $328.9 million, which resulted in a $5.7 million increase in net interest income. Average yields decreased 41 basis points which resulted in a $1.9 million decrease in interest income. During the twelve-month period, the Bank had average PPP Loans totaling $155.2 million. These loans had an average yield of 7.43% including the amortization of PPP fees, which increased the margin by 23 basis points.

Interest expense decreased $3.8 million, or 37.7%, for the twelve months of 2021 compared to the same period of 2020. Average rates decreased 26 basis points, resulting in a $3.2 million decrease in interest expense. Average interest-bearing liabilities increased $109.4 million, but a mix shift toward interest-bearing demand deposits led to a decrease in interest expense of $664 thousand.

Net interest margin decreased 23 basis points to 3.47% for the twelve months of 2021, compared to 3.70% for the same period a year ago.

Average Balance Analysis

(Unaudited - Dollars in thousands)

	Twelve Months Ended December 31,
	2021			2020
Assets:	Average balance	Interest	Yield/ rate*	Average balance	Interest	Yield/ rate*
Interest-earning assets:
Loans**	$2,026,907	$89,570	4.42%	$1,953,472	$87,777	4.49%
Taxable securities	232,813	5,473	2.41%	183,721	5,359	3.03%
Non-taxable securities	217,786	6,250	3.96%	202,982	6,123	4.15%
Interest-bearing deposits in other banks	347,573	449	0.13%	155,960	606	0.39%

Total interest-earning assets	$2,825,079	101,742	3.69%	$2,496,135	99,865	4.10%

Noninterest-earning assets:
Cash and due from financial institutions	35,404			77,848
Premises and equipment, net	22,617			22,831
Accrued interest receivable	8,010			9,043
Intangible assets	84,747			84,953
Bank owned life insurance	46,435			45,454
Other assets	36,456			37,675
Less allowance for loan losses	(26,366)			(19,231)

Total Assets	$3,032,382			$2,754,708

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Demand and savings	$1,315,220	$1,219	0.09%	$1,050,544	$1,813	0.17%
Time	265,294	2,956	1.11%	288,262	5,068	1.76%
FHLB	94,041	1,163	1.24%	133,151	1,932	1.45%
Federal funds purchased	137	1	0.73%	288	1	0.35%
Other borrowings	—	—	0.00%	101,295	354	0.35%
Subordinated debentures	35,863	955	3.28%	29,427	945	3.21%
Repurchase agreements	26,165	23	0.09%	24,390	25	0.10%

Total interest-bearing liabilities	$1,736,720	6,317	0.36%	$1,627,357	10,138	0.62%

Noninterest-bearing deposits	907,591			739,648
Other liabilities	38,868			51,242
Shareholders’ equity	349,203			336,461

Total Liabilities and Shareholders’ Equity	$3,032,382			$2,754,708

Net interest income and interest rate spread		$95,425	3.33%		$89,727	3.48%
Net interest margin			3.47%			3.70%

*

- Average yields are presented on a tax equivalent basis. The tax equivalent effect associated with loans and investments, included in the yields above, was $1.67 million and $1.64 million for the periods ended December 31, 2021 and 2020, respectively.

**	- Average balance includes nonaccrual loans

No provision for loan losses was recorded during the fourth quarter while we recorded $830 thousand for the first twelve months of 2021. The provision for loan losses was $2.3 million for the fourth quarter of 2020 and $10.1 million for the twelve months of 2020. The reserve ratio increased to 1.33% at December 31, 2021 from 1.22% at December 31, 2020. The reserve ratio without $43.2 million of PPP loans would have been 3 basis points higher.

For the fourth quarter of 2021, noninterest income totaled $6.8 million, a decrease of $855 thousand, or 11.2%, compared to the prior year’s fourth quarter.

Noninterest income
(unaudited - dollars in thousands)	Three months ended December 31,
	2021	2020	$ change	% change
Service charges	$1,813	$1,476	$337	22.8%
Net gain/(loss) on sale of securities	(1)	2	(3)	-150.0%
Net gain/(loss) on equity securities	(5)	69	(74)	-107.2%
Net gain on sale of loans	1,467	3,062	(1,595)	-52.1%
ATM/Interchange fees	1,493	1,246	247	19.8%
Wealth management fees	1,287	1,065	222	20.8%
Bank owned life insurance	448	244	204	83.6%
Swap fees	72	199	(127)	-63.8%
Other	237	303	(66)	-21.8%

Total noninterest income	$6,811	$7,666	$(855)	-11.2%

Net gain on sale of loans decreased primarily as a result of a decrease in volume of loans sold. Proceeds from the sale of loans sold totaled $54.8 million and $91.8 million during the three months ended December 31, 2021 and 2020, respectively.

Service charges increased as a result of higher overdraft fees and service charges. During 2020, customer behavior changed as a result of the COVID-19 pandemic, resulting in fewer overdrafts. Overdraft fees are trending toward pre-pandemic levels.

ATM/Interchange fees increased as a result of increased volume of transactions and incentives from our network providers.

Wealth management fees increased due to an increase in average assets under management as well as an increase in the average rate earned on the assets in 2021.

Bank owned life insurance (“BOLI”) increased due to death benefits paid during the three-months ended December 31, 2021.

Swap fees decreased due to the volume. For the quarter, we recorded one $7.6 million swap compared to $19.6 million during the same period last year. We reduced the loans we entered into swaps on as a part of our asset liability management program. Given current rates, we have chosen to book the variable rate loan that we might otherwise have swapped to a fixed rate.

Other decreased due to a loss on the sale of OREO property, a decrease in item processing fees and a decrease in deluxe income.

For the twelve months ended December 31, 2021, noninterest income increased $3.3 million, or 11.6%, compared to the same period in the prior year.

Noninterest income
(unaudited - dollars in thousands)	Twelve months ended December 31,
	2021	2020	$ change	% change
Service charges	$5,905	$5,288	$617	11.7%
Net gain on sale of securities	1,786	94	1,692	1800.0%
Net gain/(loss) on equity securities	186	(57)	243	426.3%
Net gain on sale of loans	8,042	8,563	(521)	-6.1%
ATM/Interchange fees	5,443	4,472	971	21.7%
Wealth management fees	4,857	3,981	876	22.0%
Bank owned life insurance	1,200	977	223	22.8%
Tax refund processing fees	2,375	2,375	—	0.0%
Swap fees	207	1,459	(1,252)	-85.8%
Other	1,451	1,030	421	40.9%

Total noninterest income	$31,452	$28,182	$3,270	11.6%

Service charges increased due to increased account service charges and overdraft fees of $510 and $107, respectively.

Net gain on sale of securities increased as a result of the sale of Visa Class B shares.

Net gain (loss) on equity securities increased as a result of market value increases.

Net gain on sale of loans decreased due to a $43.7 million decrease in the volume of loans sold.

ATM/Interchange fees increased as a result of increased volume of transactions and incentives from our network providers.

Wealth management fees increased due to an increase in average assets under management as well as an increase in the average rate earned on the assets in 2021.

Swap fees decreased as a result of a decline in the volume of loans. Year to date we swapped $13.3 million compared to $104.4 million during the same period last year. We reduced the loans we entered into swaps on as a part of our asset liability management program. Given current rates, we have chosen to book the variable rate loan that we might otherwise have swapped to a fixed rate.

BOLI income increased due to death benefits paid.

Other increased due to increases in wire transfer fees, the amortization of mortgage servicing rights, merchant credit card fees and gains on the sale of OREO properties.

For the fourth quarter of 2021, noninterest expense totaled $17.2 million, an increase of $205 thousand, or 1.2%, compared to the prior year’s fourth quarter.

Noninterest expense
(unaudited - dollars in thousands)	Three months ended December 31,
	2021	2020	$ change	% change
Compensation expense	$10,112	$10,417	$(305)	-2.9%
Net occupancy and equipment	1,495	1,528	(33)	-2.2%
Contracted data processing	363	540	(177)	-32.8%
Taxes and assessments	804	716	88	12.3%
Professional services	460	506	(46)	-9.1%
Amortization of intangible assets	222	227	(5)	-2.2%
ATM/Interchange expense	471	552	(81)	-14.7%
Marketing	103	18	85	472.2%
Software maintenance expense	883	483	400	82.8%
Other	2,260	1,981	279	14.1%

Total noninterest expense	$17,173	$16,968	$205	1.2%

Compensation expense included decreased primarily due to a $1.2 million decline in commission, partially offset by increases in salaries of $182 thousand, unemployment taxes of $103 thousand and employee insurance of $180 thousand. The increase in salaries is due to annual pay increases, which occur every year in April. The increase in employee insurance is due to increased claims experience.

The decrease in Contracted data processing fees is due to lower core processing fees and payments in 2020 for early termination fees.

The increase in Taxes and assessments was due to increases in the assessment bases associated with both the FDIC assessment and the Ohio Financial Institutions tax.

The increase in Marketing expense is primarily due to increases in marketing expenses as a result of lower expenses in 2020. The decreases in 2020 are related to lower advertising and business promotion expenses, primarily due to COVID-19.

The increase in Software maintenance expense is due to both increases in software maintenance contracts the implementation of our new digital banking platform.

The efficiency ratio was 56.2% for the quarter ended December 31, 2021 compared to 53.7% for the quarter ended December 31, 2020.

Civista’s effective income tax rate for the fourth quarter 2021 was 15.3% compared to 15.1% in 2020.

For the twelve months ended December 31, 2021, noninterest expense totaled $78.5 million, an increase of $7.8 million, or 11.1%, compared to the same period in the prior year.

Noninterest expense
(unaudited - dollars in thousands)	Twelve months ended December 31,
	2021	2020	$ change	% change
Compensation expense	$44,690	$42,480	$2,210	5.2%
Net occupancy and equipment	6,051	6,085	(34)	-0.6%
Contracted data processing	1,725	1,880	(155)	-8.2%
Taxes and assessments	3,240	2,641	599	22.7%
Professional services	2,715	2,795	(80)	-2.9%
Amortization of intangible assets	890	913	(23)	-2.5%
ATM/Interchange expense	2,314	1,868	446	23.9%
Marketing	1,103	1,074	29	2.7%
Software maintenance expense	2,755	1,833	922	50.3%
Other	13,001	9,096	3,905	42.9%

Total noninterest expense	$78,484	$70,665	$7,819	11.1%

Compensation expense included increases in salaries of $1.0 million and Employee insurance of $480 thousand. The increase in salaries is primarily due to annual pay increases which occur in April. The increase in employee insurance is due to increased claims experience.

The increase in Taxes and assessments was due to increases in the assessment bases associated with both the FDIC assessment and the Ohio Financial Institutions tax, as well as to $64 thousand small bank assessment credits applied to the 2020 assessments and a $172 thousand increase in state franchise tax related to additional taxes paid on the Company’s 2019 franchise tax return.

The increase in ATM/Interchange expense is primarily due to additional volume and to a settlement received in the second quarter of 2020.

The increase in Software maintenance expense is due to both increases in software maintenance contracts as well as the implementation of the new digital banking platform.

The increase in Other expense is primarily due to the prepayment penalty of $3.7 million related to the early payoff of an FHLB long-term advance.

The efficiency ratio was 61.1% for the twelve months ended December 31, 2021, compared to 59.1% for the twelve months ended December 31, 2020. Removing the effect of the FHLB prepayment and the gain on the sale of the VISA B shares, the 2021 efficiency ratio would have been 59.0%.

Civista’s effective income tax rate for the twelve months of 2021 was 14.8% compared to 13.3% in same period in 2020.

Balance Sheet

Total assets increased $243.1 million, or 8.8%, from December 31, 2020 to December 31, 2021, primarily due to an increase in Securities available for sale of $196.4 million, or 54.0% and an increase in cash of $126.4 million, or 90.6%. The decrease in PPP loans of $174.1 million drove the overall loan portfolio decrease of $59.6 million.

End of period loan balances
(unaudited - dollars in thousands)
	December 31,	December 31,
	2021	2020	$ Change	% Change
Commercial and agriculture	$203,293	$192,581	$10,712	5.6%
Paycheck protection program loans	43,209	217,295	(174,086)	-80.1%
Commercial real estate:
Owner occupied	295,452	278,413	17,039	6.1%
Non-owner occupied	829,310	705,072	124,238	17.6%
Residential real estate	430,060	442,588	(12,528)	-2.8%
Real estate construction	157,127	175,609	(18,482)	-10.5%
Farm real estate	28,419	33,102	(4,683)	-14.1%
Consumer and other	11,009	12,842	(1,833)	-14.3%

Total Loans	$1,997,879	$2,057,502	$(59,623)	-2.9%

Loan balances have declined during 2021, primarily due to a decline in PPP loans. Removing the effects of PPP loans, the loan portfolio would have increased $114.5 million, or 6.2%. Commercial real estate continued to grow due to consistent demand in the Non-owner occupied category and the movement of successfully completed projects from the Real estate construction category. Construction availability remains high going into 2022. Real estate construction loans also reduced due to completed projects refinanced into the permanent market. All markets contributed to the loan growth but was especially driven by our metro markets. The decrease in Residential real estate was a result of portfolio loans refinanced into saleable mortgage products.

Paycheck Protection Program

During 2021, we processed approximately 1,300 loans totaling $131.1 million of PPP loans as part of the second round of the PPP. This is in addition to the $268.3 million that we processed in round one during 2020. Of the total PPP loans we have originated, $356.2 million have been forgiven or have paid off. We recognized $1.6 million of PPP fees in income during the quarter, and $10.0 million for the twelve months ended December 31, 2021. On December 31, 2021, $1.8 million of unearned PPP fees remain.

COVID-19 Loan Modifications

As of December 31, 2021, the remaining loans modified under the CARES Act total $5.1 million, or 0.26% of total loans at period end, compared to 3.6% at December 31, 2020. Details with respect to the loan modifications that remain on deferred status are as follows:

Loans currently modified under COVID-19 programs
(unaudited - dollars in thousands)
Type of Loan	Number of Loans	Balance	Percent of loans outstanding
Commercial and Agriculture	2	$498	0.02%
Commercial Real Estate:
Non-owner Occupied	5	4,644	0.23%

	7	$5,142	0.26%

Deposits

Total deposits increased $227.3 million, or 10.4%, from December 31, 2020 to December 31, 2021.

End of period deposit balances
(unaudited - dollars in thousands)
	December 31, 2021	December 31, 2020	$ Change	% Change
Noninterest-bearing demand	$788,906	$720,809	$68,097	9.4%
Interest-bearing demand	537,510	410,139	127,371	31.1%
Savings and money market	843,837	771,612	72,225	9.4%
Time deposits	246,448	286,838	(40,390)	-14.1%

Total Deposits	$2,416,701	$2,189,398	$227,303	10.4%

The increase in Noninterest-bearing demand of $68.1 million was primarily due to a $28.5 million increase in business demand deposit accounts and a $23.6 million increase in public fund demand deposit accounts. Interest-bearing demand deposits increased $127.4 million, primarily due to a $43.3 million increase in non-public fund accounts, a $41.4 million increase in public fund accounts and a $36.4 million increase in business accounts. The increase in Savings and money market was primarily due to a $60.1 million increase in statement savings, a $28.2 million increase in personal money markets and a $15.7 million increase in public fund money markets, partially offset by a $40.1 million decrease in brokered money market accounts.

FHLB advances totaled $75.0 million at December 31, 2021, down $50.0 million from December 31, 2020. The decrease was due to the prepayment of a $50 million, 2.06% long-term advance.

Stock Repurchase Program

During 2021, Civista repurchased 983,400 shares for $22.2 million at a weighted average price of $22.59 per share. We have approximately $9.3 million remaining of the current $13.5 million repurchase authorization, which was approved in August 2021. In addition, Civista liquidated 5,065 shares held by employees, at $17.71 per share, to satisfy tax obligations stemming from vesting of restricted shares.

Shareholder Equity

Total Shareholders’ equity increased $5.1 million from December 31, 2020 to December 31, 2021, primarily due to an increase in Retained earnings of $32.5 million, net of a $22.3 million repurchase of treasury shares and a decrease in accumulated other comprehensive income of $5.8 million.

Asset Quality

Civista recorded net recoveries of $783 thousand for the twelve months of 2021 compared to net recoveries of $149 thousand for the same period of 2020. The allowance for loan losses to loans was 1.33% at December 31, 2021 and 1.22% at December 31, 2020. Without the PPP loans, the 2021 and 2020 allowance ratios would have been 3 basis points higher and 14 basis points higher, respectively.

Allowance for Loan Losses
(dollars in thousands)
	December 31,	December 31,
	2021	2020
Beginning of period	$25,028	$14,767
Charge-offs	(159)	(465)
Recoveries	942	614
Provision	830	10,112

End of period	$26,641	$25,028

Non-performing assets at December 31, 2021 were $5.4 million, a 26.7% decrease from December 31, 2020. The non-performing assets to assets ratio decreased to 0.18% from 0.27% at December 31, 2020. The allowance for loan losses to non-performing loans increased to 496.10% from 343.05% at December 31, 2020.

Non-performing Assets
(dollars in thousands)	December 31,	December 31,
	2021	2020
Non-accrual loans	$3,873	$5,399
Restructured loans	1,497	1,897

Total non-performing loans	5,370	7,296
Other real estate owned	—	31

Total non-performing assets	$5,370	$7,327

Conference Call and Webcast

Civista Bancshares, Inc. will also host a conference call to discuss the Company’s financial results for the fourth quarter of, and year ending 2020 at 1:00 p.m. ET on Friday, February 4, 2022. Interested parties can access the live webcast of the conference call through the Investor Relations section of the Company’s website, www.civb.com. Participants can also listen to the conference call by dialing 855-238-2712 and ask to be joined into the Civista Bancshares, Inc. 2021 earnings call. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection.

An archive of the webcast will be available for one year on the Investor Relations section of the Company’s website (www.civb.com).

Forward Looking Statements

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of Civista. For these statements, Civista claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this press release should be considered in conjunction with the other information available about Civista, including the information in the filings we make with the Securities and Exchange Commission. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include risk factors relating to the banking industry and the other factors detailed from time to time in Civista’ reports filed with the Securities and Exchange Commission, including those described in “Item 1A Risk Factors” of Part I of Civista’s Annual Report on Form 10-K for the fiscal year ended December

31, 2020, and any additional risks identified in the Company’s subsequent Form 10-Q’s. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. Civista does not undertake, and specifically disclaims any obligation, to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Civista Bancshares, Inc. is a $3.0 billion financial holding company headquartered in Sandusky, Ohio. The Company’s banking subsidiary, Civista Bank, operates 35 locations in Northern, Central and Southwestern Ohio, Southeastern Indiana and Northern Kentucky. Civista Bancshares, Inc. may be accessed at HUwww.civb.comUH. The Company’s common shares are traded on the NASDAQ Capital Market under the symbol “CIVB”.

For additional information, contact:

Dennis G. Shaffer

President and CEO

Civista Bancshares, Inc.

888-645-4121

Civista Bancshares, Inc.

Financial Highlights

(Unaudited, dollars in thousands, except share and per share amounts)

Consolidated Condensed Statement of Income

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Interest income	$24,735	$25,721	$101,742	$99,865
Interest expense	1,412	2,190	6,317	10,138

Net interest income	23,323	23,531	95,425	89,727
Provision for loan losses	—	2,250	830	10,112

Net interest income after provision	23,323	21,281	94,595	79,615
Noninterest income	6,811	7,666	31,452	28,182
Noninterest expense	17,173	16,968	78,484	70,665

Income before taxes	12,961	11,979	47,563	37,132
Income tax expense	1,979	1,806	7,017	4,940

Net income	10,982	10,173	40,546	32,192
Dividends paid per common share	$0.14	$0.11	$0.52	$0.44
Earnings per common share
Basic
Net income	$10,982	$10,173	$40,546	$32,192

Less allocation of earnings and dividends to participating securities	51	35	173	98

Net income available to common shareholders - basic	$10,931	$10,138	$40,373	$32,094

Weighted average common shares outstanding	15,009,376	15,915,365	15,408,863	16,129,875
Less average participating securities	70,349	54,274	65,648	49,012

Weighted average number of shares outstanding used to calculate basic earnings per share	14,939,027	15,861,091	15,343,215	16,080,863

Earnings per common share (1)
Basic	$0.73	$0.64	$2.63	$2.00
Diluted	0.73	0.64	2.63	2.00
Selected financial ratios:
Return on average assets	1.47%	1.44%	1.34%	1.17%
Return on average equity	12.49%	11.79%	11.61%	9.57%
Dividend payout ratio	19.13%	17.21%	19.76%	22.05%
Net interest margin (tax equivalent)	3.42%	3.69%	3.47%	3.70%

(1)

The Company is now presenting earnings per share using the two-class method. As such, the presentation for the prior periods have been revised. Earnings per share for the prior periods did not change as a result of using the two-class method.

Selected Balance Sheet Items

(Dollars in thousands, except share and per share amounts)

	December 31,	December 31,
	2021	2020
	(unaudited)	(unaudited)
Cash and due from financial institutions	$265,969	$139,522
Investment securities	560,946	364,350
Loans held for sale	1,972	7,001
Loans	1,997,879	2,057,502
Less: allowance for loan losses	(26,641)	(25,028)

Net loans	1,971,238	2,032,474
Other securities	17,011	20,537
Premises and equipment, net	22,445	22,580
Goodwill and other intangibles	84,432	84,926
Bank owned life insurance	46,641	45,976
Other assets	41,329	45,552

Total assets	$3,011,983	$2,762,918

Total deposits	$2,416,701	$2,189,398
Federal Home Loan Bank advances	75,000	125,000
Securities sold under agreements to repurchase	25,495	28,914
Subordinated debentures	102,813	29,427
Accrued expenses and other liabilities	36,762	40,071
Total shareholders’ equity	355,212	350,108

Total liabilities and shareholders’ equity	$3,011,983	$2,762,918

Shares outstanding at period end	14,954,200	15,898,032
Book value per share	$23.75	$22.02
Equity to asset ratio	11.79%	12.67%
Selected asset quality ratios:
Allowance for loan losses to total loans	1.33%	1.22%
Non-performing assets to total assets	0.18%	0.27%
Allowance for loan losses to non-performing loans	496.10%	343.05%
Non-performing asset analysis
Nonaccrual loans	$3,873	$5,399
Troubled debt restructurings	1,497	1,897
Other real estate owned	—	31

Total	$5,370	$7,327

Supplemental Financial Information

(Unaudited - dollars in thousands except share data)

	December 31,	September 30,	June 30,	March 31,	December 31,
End of Period Balances	2021	2021	2021	2021	2020
Assets
Cash and due from banks	$265,969	$253,165	$245,306	$437,238	$139,522
Investment securities	560,946	499,226	458,831	357,798	364,350
Loans held for sale	1,972	5,810	6,618	10,769	7,001
Loans	1,997,879	2,004,814	2,019,196	2,060,239	2,057,502
Allowance for loan losses	(26,641)	(26,568)	(26,197)	(26,133)	(25,028)

Net Loans	1,971,238	1,978,246	1,992,999	2,034,106	2,032,474
Other securities	17,011	17,011	20,537	20,537	20,537
Premises and equipment, net	22,445	22,716	22,817	22,265	22,580
Goodwill and other intangibles	84,432	84,589	84,980	84,682	84,926
Bank owned life insurance	46,641	46,728	46,467	46,219	45,976
Other assets	41,329	44,745	46,088	43,754	51,496

Total Assets	$3,011,983	$2,952,236	$2,924,643	$3,057,368	$2,768,862

Liabilities
Total deposits	$2,416,701	$2,434,766	$2,402,992	$2,475,907	$2,189,398
Federal Home Loan Bank advances	75,000	75,000	75,000	125,000	125,000
Securities sold under agreement to repurchase	25,495	23,331	24,916	29,513	28,914
Subordinated debentures	102,813	29,427	29,427	29,427	29,427
Accrued expenses and other liabilities	36,762	41,262	39,895	47,463	46,015

Total liabilities	2,656,771	2,603,786	2,572,230	2,707,310	2,418,754
Shareholders’ Equity
Common shares	277,741	277,627	277,495	277,164	277,039
Retained earnings	125,558	116,680	109,178	101,899	93,048
Treasury shares	(56,907)	(55,155)	(45,953)	(38,574)	(34,598)
Accumulated other comprehensive income	8,820	9,298	11,693	9,569	14,619

Total shareholders’ equity	355,212	348,450	352,413	350,058	350,108
Total Liabilities and Shareholders’ Equity	$3,011,983	$2,952,236	$2,924,643	$3,057,368	$2,768,862

Quarterly Average Balances
Assets:
Earning assets	$2,773,498	$2,747,450	$2,776,131	$3,006,653	$2,603,961
Securities	522,058	482,642	413,494	382,313	386,179
Loans	1,973,989	2,010,665	2,054,784	2,069,419	2,072,477
Liabilities and Shareholders’ Equity
Total deposits	$2,430,613	$2,437,580	$2,448,183	$2,632,782	$2,144,865
Interest-bearing deposits	1,619,560	1,588,079	1,580,622	1,532,759	1,458,967
Other interest-bearing liabilities	155,094	127,511	157,264	185,605	278,357
Total shareholders’ equity	348,971	348,970	349,256	349,625	343,335

Supplemental Financial Information

(Unaudited—dollars in thousands except share data)

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
Income statement	2021	2021	2021	2021	2020
Total interest and dividend income	$24,735	$25,784	$25,498	$25,725	$25,721
Total interest expense	1,412	1,351	1,657	1,897	2,190

Net interest income	23,323	24,433	23,841	23,828	23,531
Provision for loan losses	—	—	—	830	2,250
Noninterest income	6,811	6,426	9,025	9,190	7,666
Noninterest expense	17,173	19,454	22,467	19,390	16,968

Income before taxes	12,961	11,405	10,399	12,798	11,979
Income tax expense	1,979	1,763	1,235	2,040	1,806

Net income	$10,982	$9,642	$9,164	$10,758	$10,173

Per share data
Earnings per common share
Basic
Net income	$10,982	$9,642	$9,164	$10,758	$10,173
Less allocation of earnings and dividends to participating securities	51	46	43	32	35

Net income available to common shareholders - basic	$10,931	$9,596	$9,121	$10,726	$10,138
Weighted average common shares outstanding	15,009,376	15,168,233	15,602,329	15,867,588	15,915,369
Less average participating securities	70,349	72,071	72,563	47,286	52,574

Weighted average number of shares outstanding used to calculate basic earnings per share	14,939,027	15,096,162	15,529,766	15,820,302	15,862,795

Earnings per common share (1)
Basic	$0.73	$0.64	$0.59	$0.68	$0.64
Diluted	0.73	0.64	0.59	0.68	0.64
Common shares dividend paid	$2,104	$2,140	$1,885	$1,907	$1,753
Dividends paid per common share	0.14	0.14	0.12	0.12	0.11

(1)

The Company is now presenting earnings per share using the two-class method. As such, the presentation for the prior periods have been revised. Earnings per share for the prior periods did not change as a result of using the two-class method.

Supplemental Financial Information

(Unaudited - dollars in thousands except share data)

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
Asset quality	2021	2021	2021	2021	2020
Allowance for loan losses, beginning of period	$26,568	$26,197	$26,133	$25,028	$22,637
Charge-offs	(11)	(77)	(25)	(46)	(139)
Recoveries	84	448	89	321	280
Provision	—	—	—	830	2,250

Allowance for loan losses, end of period	$26,641	$26,568	$26,197	$26,133	$25,028

Ratios
Allowance to total loans	1.33%	1.33%	1.30%	1.27%	1.22%
Allowance to nonperforming assets	496.10%	501.01%	443.50%	423.09%	341.59%
Allowance to nonperforming loans	496.10%	503.50%	443.50%	423.09%	343.05%
Nonperforming assets
Nonperforming loans	$5,370	$5,277	$5,907	$6,177	$7,296
Other real estate owned	—	26	—	—	31

Total nonperforming assets	$5,370	$5,303	$5,907	$6,177	$7,327
Capital and liquidity
Tier 1 leverage ratio	10.21%	10.01%	9.92%	9.23%	10.77%
Tier 1 risk-based capital ratio	12.92%	14.18%	14.65%	15.20%	14.74%
Total risk-based capital ratio	14.35%	15.43%	15.90%	16.45%	15.99%
Tangible common equity ratio (1)	9.33%	9.28%	9.51%	9.00%	9.98%

(1)	See reconciliation of non-GAAP measures at the end of this press release.

Reconciliation of Non-GAAP Financial Measures

(Unaudited - dollars in thousands except share data)

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2021	2021	2021	2021	2020
Tangible Common Equity
Total Shareholder’s Equity - GAAP	$355,212	$348,450	$352,413	$350,058	$350,108
Less: Goodwill and intangible assets	81,791	82,013	82,235	82,458	82,681

Tangible common equity (Non-GAAP)	$273,421	$266,437	$270,178	$267,600	$267,427
Total Shares Outstanding	14,954,200	15,029,972	15,434,592	15,750,479	15,898,032
Tangible book value per share	$18.28	$17.73	$17.50	$16.99	$16.82
Tangible Assets
Total Assets - GAAP	$3,011,983	$2,952,236	$2,924,643	$3,057,368	$2,762,918
Less: Goodwill and intangible assets	81,791	82,013	82,235	82,458	82,681

Tangible assets (Non-GAAP)	$2,930,192	$2,870,223	$2,842,408	$2,974,910	$2,680,237
Tangible common equity to tangible assets	9.33%	9.28%	9.51%	9.00%	9.98%

Reconciliation of Non-GAAP Efficiency Ratio

(Unaudited - dollars in thousands except share data)

For the three months ended :	December 31, 2021				December 31, 2020
	GAAP	Non-GAAP adjustment		Non-GAAP	GAAP	Non-GAAP adjustment	Non-GAAP
Noninterest expense	17,173	—		17,173	16,968	—	16,968
Net interest income (FTE)	23,763	—		23,763	23,942	—	23,942
Noninterest income	6,811	—		6,811	7,666	—	7,666
Efficiency ratio	56.2%			56.2%	53.7%		53.7%

For the twelve months ended:	December 31, 2021				December 31, 2020
	GAAP	Non-GAAP adjustment		Non-GAAP	GAAP	Non-GAAP adjustment	Non-GAAP
Noninterest expense	78,484	(3,717	) (1)	74,767	70,665	—	70,665
Net interest income (FTE)	97,092	—		97,092	91,369	—	91,369
Noninterest income	31,452	(1,785	) (2)	29,667	28,182	—	28,182
Efficiency ratio	61.1%			59.0%	59.1%		59.1%

(1)	FHLB prepayment penalty
(2)	Gain on sale of VISA B shares